UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 10, 2017

Middlefield Banc Corp.

(Exact name of registrant specified in its charter)

Ohio	001-36613	34-1585111
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15985 East High Street, Middlefield, Ohio		44062-0035
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (440) 632-1666

[not applicable]

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07 Submission of Matters to a Vote of Security Holders.

On January 10, 2017, Middlefield Banc Corp. (the “Company”) held a special meeting of its stockholders to approve the transactions under the Agreement and Plan of Reorganization, dated as of July 28, 2016, by and among Middlefield Banc Corp., MBC Interim Bank, The Middlefield Banking Company, and Liberty Bank, N.A. (the “Agreement and Plan of Reorganization”), pursuant to which Liberty Bank, N.A. would merge into The Middlefield Banking Company, which is the Company’s wholly owned bank subsidiary (the “Merger”). The stockholders voted upon the following proposals:

Proposal 1: To approve the transactions under the Agreement and Plan of Reorganization.

votes for	votes against	abstentions	broker nonvotes
1,695,789	22,964	23,268	0

Proposal 2: To approve issuance of up to 563,261 shares of Middlefield Banc Corp. common stock in the Merger.

votes for	votes against	abstentions	broker nonvotes
1,690,983	29,944	21,094	0

Proposal 3: To adjourn the special meeting if adjournment is necessary to allow solicitation of additional proxies if there are insufficient votes to adopt and approve the Agreement and Plan of Reorganization.

votes for	votes against	abstentions	broker nonvotes
1,591,454	126,888	23,679	0

Item 8.01 Other Events.

Liberty Bank, N.A. advised the Company that at Liberty Bank N.A.’s annual meeting of stockholders held on December 22, 2016, Liberty Bank N.A. stockholders approved the Agreement and Plan of Reorganization. Accordingly, all stockholder approvals required to complete the Merger have been obtained.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Middlefield Banc Corp.

Date: January 10, 2017	/s/ James R. Heslop, II
James R. Heslop, II
Executive Vice President and Chief Operating Officer